August 18, 1998



Ms. Mary R. Hennessy
1 Nostrand Road
Cranbury, New Jersey  08512

                                   Re: Employment Agreement

Dear Mary:

     The purpose of this letter agreement is to set forth the terms and conditions of your employment with TIG Holdings, Inc. (the "Company") for the employment period described below. Such terms and conditions shall be as follows:

1.   Term of Employment; Renewal

     The term of your employment under this letter agreement shall commence on the date of this letter agreement (the "Effective Date") and, unless sooner terminated in accordance with paragraph 4 of this letter agreement or extended as provided below, shall terminate on the third annual anniversary of the Effective Date (the "Employment Period").

     Commencing on the third annual anniversary of the Effective Date and on each annual anniversary of such date (each, a "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the first annual anniversary of each Renewal Date unless either the Company or you shall have given the other written notice, not less than sixty (60) days prior to any Renewal Date, of the Company's or your election, as the case may be, not to so extend the Employment Period, in which case the Employment Period shall terminate on such Renewal Date. The election by the Company not to extend the Employment Period in accordance with the preceding sentence shall not be deemed a termination without "cause" or give you grounds to terminate your employment for "good reason" for purposes of paragraph 4(b) of this letter agreement.

2.   Position and Responsibilities

     During the Employment Period, you shall be employed as the President and Chief Operating Officer of the Company, having the duties, authority and responsibilities normally associated with the positions and offices of President and Chief Operating Officer of a publicly-traded corporation. In that position, you will report solely to the Chairman of the Board and Chief Executive Officer of the Company. During the Employment Period, you will devote your full attention and business time to the business and affairs of the Company and its subsidiaries, and you will use your best efforts to perform faithfully and efficiently and to discharge the duties and responsibilities assumed by you under this letter agreement. Nevertheless, you will be entitled to manage your personal affairs and to serve on community, corporate, civic, professional or charitable boards or committees, so long as such activities do not unreasonably interfere with the performance of your duties and responsibilities under this letter agreement.

3.   Compensation; Stock Options

     Your base salary during the Employment Period shall be no less than $600,000 per year, payable in accordance with the Company's payroll practices as in effect from time to time. Your base salary will be reviewed annually by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") to determine whether an increase is warranted or appropriate. In addition, you shall be entitled to participate in the employment benefits provided by the Company under the TIG Executive Benefit Plan, including five (5) weeks of paid vacation. You also will be entitled to be considered for awards under the Company's then existing incentive bonus program which, in your case, will take into account individual and Company-wide performance, or such other performance criteria as the Compensation Committee may from time to time apply.

     It is understood and agreed that your initial target total annual compensation (i.e., base salary plus annual cash bonus plus the value of restricted stock grants valued as of the date of grant) will be $1.25 million. Your target total annual compensation will be reviewed annually by the Compensation Committee to determine whether an increase is warranted or appropriate.

     In addition, simultaneous with the execution and delivery of this letter agreement, you are being granted options to purchase 200,000 shares of common stock of the Company under the Company's 1996 Long-Term Incentive Plan, as amended from time to time (the "Plan"). The options will have an exercise price equal to the fair market value of the common stock of the company on the date of grant as determined in accordance with the Plan and will vest in four equal annual installments commencing on the first anniversary of the date of grant. The grant of such options will be evidenced by the Company's standard form Executive Non-Qualified Stock Option Agreement.

4.   Termination of Employment

     (a) Your employment with the Company may be terminated prior to the scheduled expiration of the Employment Period (i) by the Company with or without "cause" (as defined below), (ii) by you with or without "good reason" (as defined below) or (iii) due to your death or disability in accordance with the applicable programs and policies of the Company. In the event that you wish to resign from the Company without "good reason" prior to the scheduled expiration of the Employment Period, you shall provide the Company with three (3) months' advance written notice and, in such case, the Company may terminate your employment prior to the end of such three (3) month period provided that the Company makes the payments to you described in paragraph (d) below. A termination of your employment by the Company as provided in the preceding sentence shall not be deemed a termination without "cause" or give you grounds to terminate your employment for "good reason" for purposes of paragraph (b) below.

    (b) In the event that your employment with the Company is terminated pursuant to paragraph (a) above (i) by the Company without "cause" or
          (ii) by you with "good reason", you shall be entitled to receive, in addition to accrued salary and benefits payable to you through the date of termination of your employment, a severance payment from the Company in the amount of $2,500,000; provided that if any such termination of employment occurs within two (2) years following a "change of control" (as such term is defined in the Company's 1996 Long-Term Incentive Plan) of the Company, the amount of the severance payment that you shall be entitled to receive shall be $3,000,000; provided further that the severance payments provided for in this paragraph shall be in lieu of any severance, bonus or retention payment that you otherwise would be entitled to receive upon termination of your employment with the Company and its subsidiaries (whether in the event of a "change of control" of the Company or otherwise) under the terms of any program or agreement maintained by the Company and its subsidiaries. The Company's obligation to make the severance payments referred to in this paragraph shall be conditioned on your execution of a general release agreement in accordance with the Company's customary practice.

     (c) In the event of the termination of your employment for one of the reasons described in paragraph (b) above, all outstanding restricted stock grants and stock options previously granted to you by the Company will automatically become fully vested as of the date of such termination, notwithstanding anything to the contrary contained in the terms or provisions of such grants or the related plans.

     (d) In the event that your employment with the Company is terminated pursuant to paragraph (a) above (i) by the Company for "cause", (ii) by you without "good reason" or (iii) due to your death or disability, you shall be entitled to receive only the accrued salary and benefits payable to you through the date of termination of your employment or otherwise payable to you under plans maintained by the Company in accordance with their terms and nothing else. In addition, in the event that you terminate your employment with the Company without "good reason" in accordance with the second sentence of paragraph 4(a) of this letter agreement, the Company shall be required (even if the Company subsequently elects to terminate your employment prior to the effective date of your termination in accordance with the second sentence of paragraph 4(a) of this letter agreement) to continue to provide you with your salary and benefits until the earlier of the effective date of your termination and the end of the Employment Period.

     (e) If, in the event of the termination of your employment for one of the reasons described in paragraph (b) above, you are required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Company shall pay you the amount necessary to place you in the same after-tax financial position that you would have been in if you had not incurred any excise tax liability under Section 4999 of the Code. In addition, it is hereby confirmed that the Company's obligations to you under the Tax Reimbursement Agreement dated November 11, 1996 between the Company and you will survive the termination of your employment with the Company for any reason.

     (f)  For purposes of this letter agreement:

          (ii) "cause" means (x) an act or acts of personal dishonesty taken by you and intended to result in your material personal enrichment at the expense of the Company and its subsidiaries, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by you in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company, (y) repeated violations by you of your obligations under this letter agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by you after receipt of reasonably prompt written notice thereof from the Company or (z) your conviction of a felony involving moral turpitude; and

          (ii) "good reason" means (w) without your consent, the assignment to you of any duties inconsistent in any material respect with your position, authority, duties or responsibilities as contemplated by paragraph 2 of this letter agreement, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company in a reasonable period of time after receipt of reasonably prompt written notice thereof from you, (x) the sale or other disposition by the Company of all or substantially all of its primary insurance operations or its reinsurance operations, or if the head of the Company's primary insurance operations or reinsurance operations does not report directly to the Executive or to a subordinate of the Executive who reports directly to the Executive, (y) repeated violations by the Company of its obligations under this letter agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Company after receipt of reasonably prompt written notice thereof from you, or (z) without your consent, the Company reduces your then current base salary or reduces your then current target total annual compensation.

5.   Confidential Information

     During the Employment Period, you shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all secret or confidential information, knowledge or data relating to the Company and its subsidiaries, and their respective businesses, which you shall have obtained as a result of your employment by the Company and which shall not be or become public knowledge (other than by acts taken by you in violation of this letter agreement) or which shall not be required to be disclosed by law, by applicable rule or regulation, by court order or by any recognized subpoena power. Following the end of the Employment Period and, if you remain employed with the Company following the end of the Employment Period, after the termination of your employment with the Company and its subsidiaries for any reason, you shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company or its designees, except as may be required by law, by applicable rule or regulation, by court order or by any recognized subpoena power.

6.   Non-Competition; Non-Solicitation

     During the Employment Period and, if your employment with the Company is terminated prior to the scheduled expiration of the Employment Period by the Company for "cause" or by you without "good reason", for six (6) months after the date of termination (in the case of paragraph (a) below) and for one (1) year after the date of termination (in the case of paragraph (b) below), without the prior consent of the Company, you will not, directly or indirectly:

          (a) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, engage in or have any financial interest in any business which is in competition with any of the businesses of the Company and its subsidiaries (a "Competing Business"); provided that you may act as an independent consultant to the insurance industry so long as (i) you are in compliance with your confidentiality obligations set forth in paragraph 5 of this letter agreement and (ii) you do not, on behalf of any Competing Business for whom you are acting as an independent consultant, solicit business from any customer or client of the Company or any of its subsidiaries, or any person, firm or company known to you as of the date of the termination of your employment to have been targeted for solicitation by the Company or any of its subsidiaries in the reasonably foreseeable future, or otherwise seek to disrupt or reduce the business provided by such customer or client to the Company and its subsidiaries; or

          (b) solicit or induce (i) customers, clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company or any subsidiary or affiliate of the Company (a "Business Associate"), or any of such persons or entities with whom the Company or any of its subsidiaries or affiliates is in active negotiations to become a Business Associate, to terminate, reduce or alter any such association or business with or from the Company or any subsidiary or affiliate of the Company, and/or (ii) any person then in the employment of the Company or any subsidiary or affiliate of the Company or any consultant to the Company or any subsidiary or affiliate of the Company to (x) terminate such employment or consulting arrangement, and/or (y) accept employment, or enter into any consulting arrangement, with anyone other than the Company or any subsidiary or affiliate of the Company, provided, however, that this clause (y) shall not apply to a consultant who does not perform substantially all of such person's consulting services for the Company and its subsidiaries and affiliates.

     Nothing in subparagraph (a) of this paragraph 6 shall be construed to preclude you from investing in any publicly-held company, provided that your beneficial ownership of any class of any such company's securities does not exceed five percent (5%) of the outstanding securities of such class.

7.   Successors and Assigns

     Without the prior written consent of the Company, your rights and obligations under this letter agreement shall not be assignable otherwise than by will or the laws of descent and distribution. This letter agreement shall (i) inure to the benefit of, and be enforceable by, your legal representatives and
(ii) inure to the benefit of, be enforceable by, and be binding upon the Company and its successors and assigns.

8.   Withholding

     The Company shall have the right to deduct from any payments due hereunder any amount in respect of federal, state or local taxes that the Company deems necessary to be withheld.

9.   Resolution of Disputes

     Any disputes arising under or in connection with this letter agreement shall at the request of either party be resolved by binding arbitration in the Borough of Manhattan in New York, New York by three arbitrators, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear such party's own costs of the arbitration or litigation.

10.  Notices

     All notices and other communications under this letter agreement shall be in writing and shall be deemed effective upon receipt if by hand-delivery to the other party, receipt if by facsimile transmission, the next business day if by overnight courier, or the third business day after mailing if by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to you:                   Mary R. Hennessy
                                            1 Nostrand Road
                                            Cranbury, New Jersey  08512

               with a copy to:              Sullivan & Cromwell
                                            125 Broad Street
                                            New York, New York  10004-2498
                                            Facsimile No.:  212-558-3588
                                            Attn:  Theodore O. Rogers, Jr., Esq.

               If to the Corporation:       TIG Holdings, Inc.
                                            65 East 55th Street
                                            New York, New York  10022
                                            Attn:  General Counsel

               with a copy to:              Milbank, Tweed, Hadley & McCloy
                                            1 Chase Manhattan Plaza
                                            New York, New York  10005
                                            Facsimile No.:  212-530-5219
                                            Attn:  Robert S. Reder, Esq.

     or to such other address as either party shall have furnished to the other in writing in accordance herewith.

11.  Expenses

     The Company will reimburse you for any amounts that you have paid or are required to pay to Sullivan & Cromwell as your legal counsel in connection with the negotiation, execution and delivery of this letter agreement.

12.  Miscellaneous

     This letter agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof. If any provision of this letter agreement is held invalid or unenforceable for any reason, the remaining provisions shall not be affected thereby and shall be construed as if the invalid or unenforceable provision had not been included. This letter agreement contains the entire agreement between the Company and you with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether oral or written, between the Company and you relating to such subject matter; provided that certain Tax Reimbursement Agreement dated November 11, 1996 between the Company and you, and that certain Indemnification Agreement dated November 11, 1996 between the Company and you, and any and all stock option agreements and restricted stock agreements between the Company and you shall all remain in full force and effect in accordance with their terms. This letter agreement may only be modified by a writing executed by each of the Company and you.

                                      * * *

     If you are in agreement with the terms of this letter agreement, please so indicate by signing in the space provided below, at which time this letter agreement will become a binding agreement between the Company and you.

                                            Very truly yours,

                                            TIG HOLDINGS, INC.



                                            By: /s/ Jon W. Rotenstreich
                                               Jon W. Rotenstreich
                                               Chairman of the Board
                                               and Chief Executive Officer

AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:



 /s/Mary R. Hennessy
    Mary R. Hennessy

                               TIG HOLDINGS, INC.
                                   SIGNATURES

--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  November 13, 1998                  TIG HOLDINGS, INC.



                                    By:    /s/CYNTHIA B. KOENIG
                                    Name:  Cynthia B. Koenig
                                    Title: Controller
                                           (Principal Accounting Officer)


                                    By:    /s/LOUIS J. PAGLIA
                                    Name:  Louis J. Paglia
                                    Title: Executive Vice President,
                                           Chief Financial Officer and Treasurer
                                           (Principal Financial Officer)